Exhibit 16

VIRCHOW, KRAUSE & COMPANY, LLP
7900 Xerxes Avenue South
Suite 2400
Minneapolis, Minnesota 55431
952.351.4728 (telephone)
952.835.5845 (facsimile)

December 27, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:	Kolorfusion International, Inc. File No. 0-28351

Dear Sirs:

I agree with the statements made in “Item 4.01 Changes in Registrant’s Certifying Accountant” in the report on Form 8-K of Kolorfusion International, Inc. (the “8-K Report”), as reprinted below from the 8-K Report:

“Item 4.01 Changes in Registrant’s Certifying Accountant

On December 19, 2004, the Board of Directors of Kolorfusion International Inc., a Colorado corporation (the “Company”), approved and authorized the termination of the services of Virchow, Krause & Company, LLP (“VK&Co.”) as principal independent accountant for the Company. The termination of the services of VK&Co. was a result of communication between the Company and VK&Co. and the subsequent decision by the Board of Directors of the Company that it would be in the best interests of the Company to effect a change in auditors in order to address the needs of a small business development company. During the Company’s two most recent fiscal years and any subsequent interim period preceding the resignation of VK&Co., there were no disagreements with VK&Co. which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of VK&Co., would have caused VK&Co. to make reference to the subject matter of the disagreements in connection with its reports. The report of VK&Co. for fiscal year ended June 30, 2004 indicated the following:

“The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discuss in Note 1 to the financial statements, the Company’s current liabilities exceeded its current assets as of June 30, 2004. This raises substantial about the Company’s ability to continue as a going concern. Management’s plans regarding these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

Except as described in the immediately preceding paragraph, the report of VK&Co. did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

As of the date of this Report, the Board of Directors of the Company has not approved nor authorized the engagement of a new principal independent accountant for the Company.

Very truly yours,

VIRCHOW, KRAUSE & COMPANY, LLP.

By: ______________________